CUSIP NO. 769627 10 0                                                                                                                                  EXHIBIT 3

POWER OF ATTORNEY

The undersigned, Gregory J. Stevens Irrevocable Trust, under agreement dated September 20, 1995 (“Gregory J. Stevens Trust”) does hereby constitute and appoint D. Kerry Crenshaw, Esq. as its true and lawful attorney-in-fact to execute for and on its behalf Forms 3, 4 and 5 (and any amendments thereto) which it is or may be required to file with the United States Securities and Exchange Commission as a result of its and Desert Rock Enterprises LLC’s ownership of or transactions in securities of Riviera Holdings Corporation. The Gregory J. Stevens Trust acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the Gregory J. Stevens Trust, is not assuming any of the Gregory J. Stevens Trust’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Power of Attorney shall remain in full force and effect until the Gregory J. Stevens Trust is no longer required to or wishes to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to such undersigned’s holdings of and transactions in securities issued by Riviera Holdings Corporation, unless earlier revoked by the Gregory J. Stevens Trust in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned hereby executes this Agreement effective as of the last date set forth below

GREGORY J. STEVENS IRREVOCABLE TRUST,

under agreement dated September 20, 1995

/s/ Gregory J. Stevens

By: Gregory J. Stevens, its Trustee

DATE: April 15, 2009